EXHIBIT 99.1

Bohemia, NY—Amplitech Group, Inc. (AMPG) signed an asset purchase agreement to acquire the business assets of Specialty Microwave Corp. (SMW), a privately held company based in nearby Ronkonkoma NY.

SMW has been in business over 30 years and makes microwave components, subsystems and specialized electronics, and services some of the same customers as AMPG.

The purchase will include all business assets of SMW, including all inventory, orders, customers, fixed assets, and all intellectual property and is contingent upon the simultaneous purchase of SMW’s premises at 120 Raynor Ave, Ronkonkoma, NY. The assets will also include all eight team members of SMW. The transactions are conditional on completion of satisfactory due diligence and the execution of a purchase agreement on the premises and all related definitive agreements. The total consideration shall be $2,050,000, plus the value of SMW’s inventory on hand on the day prior to the closing, as determined by an independent valuation, the details of which will appear in Company’s 8-K filing. The premises was independently appraised at a value of $1,200,000 in 2014. The consideration for the above will be financed through a combination of cash on hand and promissory notes with a 6% interest rate and no prepayment penalties.

SMW operates in adjacent and upstream areas to AMPG and utilizes AMPG components in some of its sub systems. As they also share some common customers, the transaction should also offer AMPG the opportunity to move up the value chain with its customers by offering expanded products and solutions at higher average transaction values and margins. The physical proximity of SMW to AMPG also allows a merger of the production/engineering teams to occur with limited disruption and cost to AMPG, and AMPG expects to relocate its operations to SMW’s facilities as soon as its lease expires at 620 Johnson Ave, Bohemia, NY. The combination is also expected to allow AMPG to utilize both teams to develop new products that could generate additional revenue for AMPG in the coming years.

Between 2015-2018, SMW generated average annual revenue of approximately $1.75 million in sales and about $290 thousand in operating profit, and AMPG expects that the acquisition should result in a doubling of AMPG’s 2018 revenue of $2.4 million on a run rate basis within 2-3 months of closing the acquisition, which is expected to occur at the completion of an audit of SMW’s assets by AMPG’s auditors, as required by the SEC.

In commenting on the acquisition, Fawad Maqbool, CEO of AMPG, said: “We have known and respected Stephen and the team at SMW since we began our business channel partnership several years ago, and are excited at the prospect of combining our engineering talent, our IP, and our products to the benefit of our expanded customer base. In addition, the combination of our resources will allow us to release new products that our customers need, further driving the value proposition that we offer.”

Stephen Faber, Founder of SMW, responded: “I have known and respected Fawad and what he is building at AMPG, and I feel confident in passing control of the business I created to AMPG in order to allow AMPG to continue to provide superior products and service to our long standing customers. I believe the enlarged AMPG has a bright future and look forward to providing any support that may be required during the transition.”

Both companies will be present at the International Microwave Symposium (IMS) in Boston from June 2-7th, and the transaction is expected to close by the end of July, 2019.